EXHIBIT 10.1

May 26, 2020

Everspin Technologies, Inc.

5670 W. Chandler Blvd., Suite 100

Chandler, Arizona 85226

Re: Everspin Technologies, Inc. Chief Financial Officer

Dear Daniel:

Everspin Technologies, Inc., a Delaware corporation (the "Company"), is pleased to provide this offer to you for the position of Chief Financial Officer ("CFO") on the terms described below.

1.Position. The position of CFO will report directly to the Company's Chief Executive Officer. Your primary duties will be to direct financial operations and reporting, regulatory activities, and other customary support that a CFO provides, including Information Technology and Human Resources. By signing this letter, you confirm that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company upon your specified start date as outlined below. The anticipated start date is July 15, 2020 (the "Start Date").

2.	Compensation and Employee Benefits. You will be paid a starting salary at the rate of

$300,000 per year, to be reviewed annually. You will also be eligible for a target annual bonus of 50% of your base salary. Your bonus for 2020 will be pro-rated based on your start date and your payout has a minimum guarantee of one-half the pro-rated amount.

You will be granted an incentive stock option and RSU pursuant to the Company's 2016 Equity Incentive Plan (the "Plan"). We will recommend to the Board for their approval as soon as possible after your start date that you are granted an incentive stock option exercisable for 50,000 shares (the "Option") and an RSU for 50,000 of stock (the "RSU'). The Option shall vest over four years with 25% vesting on the one-year anniversary of your start date and the remainder vesting monthly thereafter. The exercise price of your Option shall be equal to the fair market value of the Common Stock on the date of grant. The RSU shall vest over four years in four annual tranches of 25% each. In the event of a Change in Control (as defined in your Option and RSU grants) you shall be entitled to twelve months of acceleration upon terms and conditions consistent those granted to the other members of the Company's executive team. The complete terms and conditions of your Option and RSU will be as set forth in the Plan, the stock option agreement and RSU grant notice provided by the Company. Subject to your continued service, you will be eligible for additional equity grants in the future in the Board's discretion.

You will also be entitled to the benefits applicable to C-Level executives pursuant to the Company's Executive Change in Control Plan (the "CIC Plan"). The complete terms and conditions of your benefits will be as set forth in the CIC Plan and the participation notice provided by the Company.

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As a regular employee of the Company you will also be eligible to participate in a number of Company-sponsored benefits (customarily available to executive employees), which will be provided to you.

3.Sign-on Bonus. You will receive a sign-on bonus of $30,000, which will be paid during your first pay period after you start. Should you voluntarily vacate your position within a one-year period, you will be required to refund the Company the $30,000 bonus in full.

4.	Confidential Information and Invention Assignment Agreement. You will be required, as a condition of your serving as the CFO, to sign the Company's standard confidential information and invention assignment agreement.

5.Relationship. The arrangement with the Company is for no specific period of time. Your agreement with the Company will be "at will," meaning that either you or the Company may terminate at any time and for any reason, with or without cause, upon 30 days prior written notice.

6.	Withholding Taxes. All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.

7.	Entire Agreement. This letter supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter.

If you wish to accept this offer, please sign and date and return them to me. As required, by law, your agreement with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States as well as providing any necessary tax identification documentation the Company may request. This offer, if not accepted, will expire at the close of business on June 15, 2020.

With the formalities covered, we are thrilled you are joining the team. Very truly yours,

Everspin Technologies, Inc.

By:

Name: Kevin Conley

Title: Chief Executive Officer

ACCEPTED AND AGREED

By:

Name: Daniel Berenbaum